EXHIBIT 3.1

CONTENT LICENSE AGREEMENT

This Content License Agreement (“Agreement”) is made and entered into as of October 18, 2022 (the “Effective Date”), by and between The Chosen, LLC (“TCL”) and Angel Studios, Inc. (“Angel”), with respect to the distribution and exploitation of certain audiovisual programs as further set forth below. Each of TCL and Angel are sometimes referred to herein as a “Party” and are collectively referred to herein as the “Parties.” This Agreement supersedes and replaces the Exclusive Video-On-Demand and Subscription Video-On-Demand License Agreement (the “Prior Agreement”) dated as of November 26, 2019 between TCL and Angel (formerly known as VidAngel, Inc.) and therefore the Prior Agreement has no force or effect in any manner or portion whatsoever as of the Effective Date. In consideration of the agreements and mutual promises set forth herein, the Parties hereby agree as follows:

1. License: TCL hereby grants to Angel a limited, non-sub-licensable, non-assignable license, pursuant and subject to all of the terms and conditions set forth herein (the “License”), to exhibit, perform, transmit, distribute and otherwise exploit solely on the Angel App (as defined below), in all languages (day and date that each such language is also exploited by the Chosen App (as defined below), and including any foreign dubbed and/or subtitled versions created by TCL (or its licensee or assignee)), (a) that certain episodic audiovisual series entitled “The Chosen” (including all previously released episodes and seasons thereof as well as all episodes and seasons thereof which are produced and released in the future) (the “Series”) and (b) any future audiovisual productions derivative of the Series (e.g., The Chosen animated series and The Book of Acts) which are produced and owned by TCL (the “Derivative Chosen Programs”). The Series and the Derivative Chosen Programs are collectively referred to herein as the “Programs.” “Program,” when used singularly herein, refers to any one episode or Derivative Chosen Program, as the case may be. The terms and limitations of the License are as follows:

a. Media: Angel may exhibit and exploit the Programs, on a non-exclusive basis, on Angel’s proprietary owned and operated video-on-demand streaming app (the “Angel App”) via any and all devices now known or hereafter devised on which the Angel App may be accessed and utilized by end-users, and Angel may monetize such exhibition and exploitation on the Angel App in Angel’s sole discretion including, without limitation, via “pay-it-forward,” ad- supported and/or subscription models provided that any such monetization shall be subject to the revenue-sharing provisions set forth in Paragraph 2 below.

b. Territory: Angel’s rights under the License shall be worldwide, provided, however, that Angel shall not release or otherwise exhibit any episodes of the Programs in any territory prior to the date of initial release of each episode, respectively, in such territory on the Chosen App (as defined below), as determined by TCL in its sole discretion. Angel shall employ geo-filtering controls sufficient to effect the requisite territory-by-territory holdback and geo- filtering, and such controls shall be implemented in the Angel App not later than twelve (12) months from the Effective Date (or, if later, the date on which the Chosen App has implemented its own geo-filtering), unless otherwise mutually agreed in writing by the Parties after consultation between each Party’s technical operations personnel.

1

c. Term: Angel’s rights under the License shall be for the full term of copyright (and any extensions and renewals thereof) in and to each of the Programs on a Program- by-Program basis.

d. First Windows: TCL shall have the right to license and/or authorize the initial commercial exhibition of any new season and/or episode of a Program via an initial theatrical release and/or international television exhibition window (each, a “First Window”), on a territory-by-territory basis subject to Paragraph 1.i.vi below (with respect to TCL Alternate Language Version holdbacks), as determined by TCL in its sole discretion; provided, however, that TCL agrees to meaningfully consult with Angel regarding: (i) the initial U.S. and any international theatrical release plan (which consultation shall include all material release schedules provided by TCL as and when determined by TCL), if any, and provide timely reports of all related box office/ticket sales performance of any episode and/or season of the Series, and (ii) any international television First Window licenses. Notwithstanding anything to the contrary set forth herein, and provided that Angel is not in material breach of this Agreement, the Parties shall mutually approve any U.S. premium, basic cable or free television broadcast First Window licenses, with such approval not to be unreasonably withheld or delayed, and with the understanding that neither party will condition its approval upon the receipt of remuneration for such approval.

e. Angel App and Chosen App Releases: Following and consecutive to any applicable First Window, the right to exhibit each new season of a Program will be concurrently exclusive to the Angel App and TCL’s and/or its assignee’s, licensee’s or designee’s video-on- demand streaming app (the “Chosen App”) for a period of sixty (60) days following the initial release on the Chosen App of the final episode of each new season, respectively (the “App Exclusive Window”) excepting any livestream premiere accompanied by the exhibition of a new episode on Facebook or YouTube (or other similar social media platform), which such episode shall be removed within seventy-two (72) hours from its initial exhibition on such platforms if such exhibition occurs during the App Exclusive Window. The foregoing seventy-two (72) hour limit shall not apply at any time after the expiration of the App Exclusive Window. Angel shall have the right to release new episodes of the Programs on the Angel App on a day-and-date basis concurrent with the release of such new episodes on the Chosen App in each territory subject to the twelve month limitation in Paragraph 1.b above and subject to Paragraph 1.i.vi below (with respect to TCL Alternate Language Version holdbacks), respectively, and no video-on-demand platform shall be authorized by TCL to release such new episodes in the applicable territory earlier than the date Angel is permitted to release such new episodes in such territory. As between Angel and TCL, TCL shall have the right to determine all release dates for all episodes of all Programs in TCL’s sole discretion. TCL shall provide Angel with notice when such episode release dates are determined by TCL (no casual or inadvertent failure by TCL to do so shall constitute a breach hereof by TCL).

2

f. Merchandising/NFTs:

i.) TCL shall retain and have the right to exercise full control over all merchandising related to all Programs. Angel shall have the right to purchase Program-derived merchandise from TCL on a non-returnable basis at such most favorable wholesale cost as TCL is offering from time-to-time on a quantity-pricing basis (including, without limitation, other applicable terms) to its other merchandise vendors (excluding institutional non-profit organizations) for the same item, and which merchandise Angel may offer and sell to customers via the Angel App, on a non-exclusive basis. The revenues received by TCL from Angel’s purchase of Program-derived merchandise shall not be included in TCL Gross Revenue for purposes of the revenue sharing provisions of Paragraph 2. Angel shall not discount any items of Program merchandise to Angel’s customers or prospective customers by more than twenty percent (20%) unless TCL discounts the same item of merchandise to TCL’s customers or prospective customers by more than twenty percent (20%) at the same time, in which case Angel shall have the right to discount by the same amount as TCL (excluding sales to institutional non-profit organizations). The parties will consult with each other and coordinate any liquidation plans or deeper discounts. TCL agrees to grant Angel access to a shared folder of a style guide and brand guidelines (collectively, the “Brand Materials”) and all digital marketing materials relating to Program-derived merchandise (“Merchandise Marketing Materials”) if and when available, which should be utilized by Angel for such purposes; provided, however, that with respect to any alterations made by Angel to such Brand Materials or Merchandise Marketing Materials, (1) Angel shall comply with all third party (including without limitation, talent and guild) contractual restriction and obligations and shall be solely responsible for all obligations related thereto, including, without limitation, all clearances, costs, expenses, royalties and residuals payable in connection therewith, (2) TCL makes no representation or warranty that any such alterations will be cleared for Angel’s use, and Angel shall be solely responsible for any clearances required for any such use, and (3) the provision of the Brand Materials or Merchandise Marketing Materials by TCL hereunder shall not require or imply any obligation of TCL to obtain clearances for any such usage. Angel shall not have the right to market or promote any Program merchandise to the institutional non-profit sector (in any language or territory). Angel shall remove all Program- related merchandise from Angel’s vendor accounts, including, without limitation, Angel’s Amazon-seller account within thirty (30) days of the Effective Date and shall take all steps necessary to effectuate the intent of this provision. Angel shall have the right to offer and sell any item of Program merchandise on the same day and date (but not prior thereto) that TCL offers the same item of merchandise for sale, and TCL agrees to (1) give Angel prompt notice once TCL determines the release date of a new Program merchandise item and (2) keep Angel reasonably informed of the manufacturing timelines for such new Program merchandise items.

ii.) Angel shall have the exclusive right to exploit and monetize NFT (non-fungible token) rights in and to the produced and finished visual scenes (and their associated frames) lifted directly from the Programs, subject to all third party (including without limitation, talent and guild) restrictions and obligations, if any, and provided that (1) any such monetization shall be subject to the revenue-sharing provisions set forth in Paragraph 2 below, and (2) Angel shall be solely responsible and shall pay for all obligations related thereto, including, without limitation, all costs, expenses, royalties and residuals payable in connection therewith, which costs shall be borne out of Angel’s share of Angel Adjusted Gross Revenue. The length of any individual NFT shall be no longer than the length of a scene. All such NFTs shall be clearly branded as Angel NFTs with Angel as the exclusive NFT licensee of TCL with respect to the Programs (i.e., TCL shall not exercise or authorize any other third party to exercise any NFT rights with respect to the Programs). TCL makes no representation or warranty that any content used for NFTs will be cleared for Angel’s use hereunder, and Angel shall be solely responsible for any clearances required for any such exploitation.

3

iii.) Within thirty (30) days of the Effective Date, TCL agrees to provide to Angel relevant excerpts and/or summaries of all existing third-party (e.g., Series cast) contractual restrictions and obligations applicable to Angel’s exercise of merchandising rights hereunder (Angel acknowledges receipt of materials that it believes satisfies this provision). After the Effective Date, in the event that the Parties determine that any documents were not included with the materials to which Angel was provided access, and as and when any new restrictions and obligations in future contracts or renegotiated contracts may arise, TCL agrees to provide to Angel relevant excerpts and/or summaries of all existing third-party (e.g., Series cast) contractual restrictions and obligations applicable to Angel’s exercise of NFT rights or merchandising hereunder. No casual or inadvertent failure by TCL, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall Angel seek or be entitled to injunctive or other equitable relief for breach of any of the requirements of this paragraph.

g. Existing Angel Sub-Licenses: TCL licenses to Angel on a non-assignable basis, those limited rights which are necessary for the subsistence of those certain existing and in- force U.S. and international territory sub-license agreements and distribution agreements for the Series which are in effect as of the date hereof (each, an “Existing Distribution License” and collectively, “Existing Distribution Licenses”), which limited rights (the “Subsistence Rights”) are granted hereunder only for the duration of the respective license periods (each, an “Existing Distribution License Period”) under each Existing Distribution License. Angel represents and warrants that all of the Existing Distribution Licenses (and their terms/expiration dates and territories) are set forth in Schedule 4 attached hereto, and Angel further represents and warrants that none of such Existing Distribution Licenses are for rights to Programs other than Season 1 or Season 2 of the Series (excluding that certain license to Fathom Events for Season 3, episodes 1 and 2 (herein the “Fathom License”)). Upon expiration or earlier termination of each Existing Distribution License Period under the corresponding Existing Distribution License (on an individual basis), the license of such corresponding Subsistence Rights to Angel hereunder shall automatically (and without any action required on the part of Angel or TCL) expire and all such corresponding Subsistence Rights shall thereafter be retained exclusively by TCL for TCL’s sole exercise and exploitation. Angel shall not have the right to extend any Existing Distribution License Period or otherwise modify any Existing Distribution License, or enter into any new or different sub-license or distribution agreements at any time. All licensees under such Existing Distribution Licenses shall be issued Irrevocable Letters of Instruction to Pay (each, a “Payment Direction”) in the form attached hereto as Schedule 1A (as indicated by an asterisk * in Schedule 4) or Schedule 1B, as applicable, in each case executed by Angel, instructing such licensees to remit all amounts due and payable under such Existing Distribution Licenses to a collection account as specified in such Payment Direction which such amounts shall be allocated and paid in accordance with the provisions of Paragraph 2.d., below. Prior to the establishment of the CAM (as defined below) and at all other times hereunder, in the event Angel receives or is credited with any license fees, revenue participations or any other amounts derived from any Existing Distribution Licenses (and regardless of the payment period to which such proceeds apply) (“Transition Proceeds”), Angel shall be deemed to have received such Transition Proceeds on behalf of TCL, as trustee solely for the benefit of TCL, and shall immediately remit all such Transition Proceeds, without deduction of any kind, to TCL or to the CAM, as TCL may designate and Angel may not withhold or claim any right or interest in such amounts until and unless such amounts are due and payable to Angel pursuant to the provisions set forth in Paragraph 2.d., below. Angel shall issue monthly accountings (and remittances) to TCL beginning the date thirty (30) days after the Effective Date, of any and all Transition Proceeds; and following the first six (6) monthly accountings, Angel shall account and remit any Transition Proceeds each calendar quarter (rather than monthly) until there are no Transition Proceeds received. Angel agrees that all existing TVOD accounts (e.g., iTunes, Google Play) established by Angel under which the Series is available shall be limited to the offering of only Seasons 1 and 2 of the Series, and upon TCL’s written request, Angel will take Seasons 1 and 2 down from such TVOD accounts to enable TCL to assume full control of the exploitation of such rights. Angel shall set forth each and every such TVOD account on Schedule 4, and Angel represents and warrants that any and all of Angel’s TVOD accounts which are (or did) exhibit Programs are set forth in Schedule 4. This Agreement shall not be interpreted to preclude Angel’s right to filter content (in a manner similar to VidAngel’s current filtering service) that families may deem objectionable from the Programs; provided, however, no alternate versions may be created or edited by Angel (or VidAngel) without TCL’s prior written approval in each instance (filtering as selected by viewers does not constitute an alternate version).

4

h. BYUtv License: Angel hereby irrevocably, exclusively assigns and transfers to TCL all rights in and to that certain License Agreement dated as of September 30, 2020 by and between VidAngel and BYU Broadcasting, a division of Brigham Young University (the “BYU License”), in its entirety, including, without limitation, all of Angel’s rights and entitlements pursuant to and under the BYU License and TCL hereby assumes all obligations pursuant to such BYU License arising from and after the Effective Date. Angel hereby represents and warrants that there are no claims or litigation of any kind related to or arising out of the BYU License.

i. Dubbed and Subtitled Versions; Special Projects; Masters:

i.) Angel hereby assigns to TCL all rights, ownership, title and interest in and to all translated, dubbed and/or subtitled versions of the Series (collectively, the “Alternate Language Versions”), including without limitation all materials related thereto, throughout the universe, including without limitation, the copyrights in and to such Alternate Language Versions (and all extensions and renewals thereof), the results and proceeds of all services rendered by Angel and/or any third parties in connection with the creation of such Alternate Language Versions, and the benefit of all representations, warranties and indemnities made by any such third parties pursuant to their respective agreements with Angel.

ii.) Further, Angel hereby assigns to TCL all rights, ownership, title and interest in and to all special programs related to the Series including, without limitation, “Christmas With The Chosen: 2020,” “Christmas With The Chosen: 2021,” and that certain documentary entitled “Unfiltered: Gen Z Reacts to The Chosen,” and “Jonathan and Jesus” (collectively, the “Special Programs”), including without limitation all materials related thereto, throughout the universe, including without limitation, the copyrights in and to such Special Programs (and all extensions and renewals thereof), the results and proceeds of all services rendered by Angel and/or any third parties in connection with the creation of such Special Programs, and the benefit of all representations, warranties and indemnities made by any such third parties pursuant to their respective agreements with Angel. TCL agrees that Angel shall have the non-exclusive right to exhibit and distribute “Christmas With The Chosen: 2020,” “Christmas With The Chosen: 2021,” and that certain documentary entitled “Unfiltered: Gen Z Reacts to The Chosen,” (but no future similar or related programs) solely on the Angel App consistent with the terms of the License set forth above. TCL shall have the right to license to third parties the exclusive initial first window commercial exhibition rights with respect to “Jonathan and Jesus” prior to the release on the Angel App and the Chosen App (“J&J First Window”). Angel shall be entitled to receive an amount equal to ten percent (10%) of all TCL Gross Revenue (which, for the avoidance of doubt, shall not include any amounts designated for producing, directing or other services in connection with “Jonathan and Jesus”) actually received by TCL solely attributable to the third party licensing of “Jonathan and Jesus” during the J&J First Window and for which Angel shall not be entitled to any other revenue share under any other provision of this Agreement. At all other times, Angel shall have the non-exclusive right to exhibit “Jonathan and Jesus” on the Angel App, provided that Angel’s right to exhibit such Program on the Angel App shall be day and date with exhibition thereof on the Chosen App. TCL shall provide Angel with notice when such release date is determined by TCL (no casual or inadvertent failure by TCL to do so shall constitute a breach hereof by TCL).

iii.) Further, Angel hereby assigns to TCL all rights, ownership, title and interest in and to all DVD and BluRay masters, streaming masters, patched masters, and any and all other versions of the Series and any episodes thereof (collectively, the “Alternate Master Versions”), including without limitation all materials related thereto, throughout the universe, including without limitation, the copyrights in and to such Alternate Master Versions (and all extensions and renewals thereof), the results and proceeds of all services rendered by Angel and/or any third parties in connection with the creation of such Alternate Master Versions, and the benefit of all representations, warranties and indemnities made by any such third parties pursuant to their respective agreements with Angel. Angel hereby assigns to TCL all rights, ownership, title and interest in and to all print masters, artwork files, designs and other printed and physical materials and all packaging relating thereto with respect to physical media, home video, merchandising, and promotional items and the like for all Program-related products and services (collectively, “Print Materials”).

5

iv.) Angel shall, within thirty (30) days following the Effective Date, deliver to TCL all physical and digital copies of the Alternate Language Versions, the Alternate Master Versions, the key elements relating to the Print Materials, and the Special Programs, along with all other masters, print masters, artwork and related materials necessary to effectuate the intents and purposes set forth herein. Without limiting the foregoing, TCL agrees to provide Angel with customary access to such materials to the extent reasonably requested by Angel to exercise its rights pursuant to the License granted hereunder.

v.) Angel agrees to perform such further acts and to execute, acknowledge and deliver such further documents and instruments consistent herewith (including, without limitation, the Short Form Assignment attached hereto as Schedule 2) as may be reasonably necessary or appropriate to carry out the intent of Paragraph 1.h. above and this Paragraph 1.i. and to secure all of the rights herein contemplated to be assigned to TCL, after a reasonable opportunity to review and subject to good faith negotiation thereof.

vi.) TCL agrees that pursuant and subject to the terms of the License granted herein, Angel shall have the non-exclusive, non-assignable right to make use of the Alternate Language Versions and TCL Alternate Language Versions (as defined below) solely for purposes of and to the extent necessary for Angel’s exercise of (1) the Subsistence Rights set forth in Paragraph 1.g. above, and (2) Angel’s rights pursuant to the License granted hereunder. Angel shall not release any Alternate Language Versions or TCL Alternate Language Versions until such time as TCL has released such Alternate Language Versions or TCL Alternate Language Versions and TCL shall provide Angel with notice when such Alternate Language Version or TCL Alternate Language Version release dates are determined by TCL. If and when available, TCL agrees to provide Angel access to new alternate language versions of the Programs created by TCL (or its assignee or licensee) (“TCL Alternate Language Versions”) to the extent reasonably requested by Angel to exercise its rights pursuant to the License granted hereunder.

j. Promotion and Marketing: Angel shall have the right, solely in connection with its exhibition and exploitation of the Programs on the Angel App consistent with the terms of the License, to promote, market and advertise such exhibition, and may make limited use of Program-derived trademarks and branding in connection therewith, subject to TCL’s prior written approval of all such trademark and branding uses, in each instance, which approval shall not be unreasonably withheld or delayed, it being agreed that the use of all trademark and branding materials, as provided by TCL and unaltered by Angel, in connection with any Programs or merchandising permitted to be marketed by Angel hereunder are deemed pre-approved. Angel will have access to the Brand Materials and a shared folder of all marketing materials (including artwork, posters, one-sheets, floor standees, paid ads, trailers, teasers, television or streaming spots, etc.) created or used by TCL for the promotion of the Programs (“Marketing Materials”) for Angel’s use for such purposes; provided, however, that with respect to any alterations made by Angel to Brand Materials or Marketing Materials, (1) all such alterations shall be subject to all third party (including without limitation, talent and guild) restrictions and obligations and Angel shall be solely responsible for all obligations related thereto, including, without limitation, all clearances, costs, expenses, royalties and residuals payable in connection therewith, (2) Angel shall consult with Dallas Jenkins (“Jenkins”) (or his designee) regarding the content of any and all promotional trailers that Angel intends to use with respect to the Programs, (3) TCL makes no representation or warranty that any such alterations will be cleared for Angel’s use, and Angel shall be solely responsible for any clearances required for any such use, and (4) the provision of the Brand Materials or Marketing Materials by TCL hereunder shall not require or imply any obligation of TCL to obtain clearances for any such usage. Within thirty (30) days of the Effective Date TCL agrees to provide to Angel relevant excerpts and/or summaries of all third-party (e.g., Series cast) contractual restrictions and obligations applicable to Angel’s exercise of promotional rights hereunder (Angel acknowledges receipt of materials that it believes satisfies this provision). After the Effective Date, in the event that the Parties determine that any documents were not included with the materials to which Angel was provided access, and as and when any new restrictions and obligations in future contracts or renegotiated contracts may arise, TCL agrees to provide to Angel relevant excerpts and/or summaries of all existing third-party (e.g., Series cast) contractual restrictions and obligations applicable to Angel’s use of Brand Materials or Marketing Materials. Angel shall not have the right to market or promote any of the Programs to the institutional non-profit sector (in any language or territory). Angel and TCL shall coordinate all release dates of all Brand Materials and Marketing Materials, provided that Angel agrees it shall not exhibit or permit or authorize the exhibition of any such marketing and promotional materials on or before the date that TCL releases such Brand Materials or Marketing Materials, which shall be determined by TCL in its sole discretion. Within seventy-two (72) hours after the Effective Date, Angel agrees to take-down and remove all “Bible Roundtable” content from the Angel App (and any other platforms) and acknowledges and agrees that all rights in and to all such content and other “behind-the-scenes” content produced by TCL are reserved by and shall remain exclusively with TCL as TCL’s exclusive property.

6

k. Reserved Rights: All rights not expressly granted to Angel in this Paragraph 1 are expressly retained by and reserved by TCL ("Reserved Rights"). Without limiting the generality of the foregoing reservation, all of the following rights are retained by and reserved to TCL: Exclusive worldwide rights to distribute all episodes (whether already produced or to be produced) of the Programs to non-profit persons and institutions (e.g., ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations, and public and private educational institutions), in all media, territories and all languages, including the right to create dubbed, subtitled and/or foreign and local-language versions of the Programs (which are created by TCL or its licensee or assignee), including, by way of example, animated, abbreviated or compiled programs utilizing segments or content from the Programs and marketing and promotional materials which TCL (or its licensee or assignee) may create or contract to be created, and foreign language versions and translations (whether dubbed, subtitled or using hybrid/AI technology) of some or all of the Programs or portions thereof. Notwithstanding the foregoing, Reserved Rights are not intended to prevent Angel from having a feature on the Angel App ("Angel Donation Feature") which facilitates non-profit donations which shall be linked and paid directly to [***] ("CAS") provided that (i) Angel shall not have the right to use the CAS name or otherwise reference CAS except as required by law, and (ii) CAS shall have the right to terminate the Angel Donation Feature for good cause under applicable law, subject to the notice and cure provisions set forth in paragraph 14 below, and (iii) any Angel Donation Feature revenues shall be subject to the same CAS terms and administration fee as for TCL and shall be subject to the revenue sharing provisions set forth in Paragraph 2.a, below.

2. Revenue Sharing: Angel and TCL hereby agree that revenues derived from their respective distribution and exploitation of the Programs (and certain related ancillary rights as expressly provided herein) shall be paid to a collection account (“CAM”) pursuant to a collection account management agreement (“CAMA”) which amounts shall be allocated, shared and paid as follows:

a. Angel Revenues: All gross revenues received by Angel from the exploitation of the rights granted pursuant to the License, excluding any gross revenues received by Angel from the sale of Programs-derived merchandise purchased from TCL, less only (i) actual refunds, credits and charge-backs, (ii) taxes, if any, that are required to be collected, withheld or paid (excluding taxes on income), (iii) processing fees paid to third-party platforms, devices, or payment processors, and (iv) agency and sales commissions payable to third parties, are referred to herein as “Angel Gross Revenue.” An amount equal to up to fifteen percent (15%) of Angel Gross Revenue shall be paid to Angel from the CAM to be applied toward the recoupment of Angel’s actual, verifiable, out-of-pocket Program-specific marketing costs paid to third parties (subject to Angel providing TCL with a detailed invoice for each such amount together with proof of payment or other supporting evidence of such expenses), with the amount remaining after such deduction to be referred to herein as “Angel Adjusted Gross Revenue.” Angel Adjusted Gross Revenue shall be allocated and paid fifty percent (50%) to TCL (the “TCL Share”) with the remaining fifty percent (50%) retained by Angel. Angel shall, upon receipt, remit to the CAM all Angel Gross Revenue from the exploitation of the rights granted pursuant to the License, which is not otherwise paid directly to the CAM.

7

b. TCL Revenues: All gross revenues received by TCL from the distribution and exploitation of the Programs and all ancillary rights therein and thereto, but excluding the TCL Share, and less only (i) actual refunds, credits and charge-backs, (ii) taxes, if any, that are required to be collected, withheld or paid (excluding taxes on income), (iii) processing fees paid to third- party platforms, devices, or payment processors, and (iv) agency and sales commissions payable to third parties, are referred to herein as “TCL Gross Revenue.” An amount equal to up to fifteen percent (15%) of TCL Gross Revenue shall be paid to TCL from the CAM to be applied toward the recoupment of TCL’s actual, verifiable, out-of-pocket Program-specific marketing costs paid to third parties (subject to TCL providing Angel with a detailed invoice for each such amount together with proof of payment or other supporting evidence of such expenses), with the amount remaining after such deduction to be referred to herein as “TCL Adjusted Gross Revenue.” TCL shall, upon receipt, remit to the CAM all TCL Gross Revenue, which is not otherwise paid directly to the CAM. Angel shall be entitled to receive a participation in the TCL Adjusted Gross Revenue as follows, subject to the following terms and conditions:

i.) An amount (the “Angel Royalty”) equal to two and one-half percent (2.5%) of TCL Adjusted Gross Revenue.

ii.) Commencing with the initial commercial exploitation of Season 3 of the Series, an additional amount equal to seven and one-half percent (7.5%) of TCL Adjusted Gross Revenue (the “Angel Corridor”) shall first be applied to and credited against TCL’s costs and expenses for the production of each Program (i.e., on a Program-by-Program basis) (“Production Costs”) until such time as the Angel Corridor equals, in the aggregate, an amount equal to twenty-four percent (24%) of the Production Costs for the applicable Program (each, a “Breakeven Point”). The Angel Corridor shall only become payable, if ever, on a prospective basis, and calculated based on TCL Adjusted Gross Revenue received from and after the point at which the Breakeven Point is achieved with respect to the applicable Program (calculated on a Program-by-Program basis). For clarity, the Angel Corridor shall be cross-collateralized against all Production Costs incurred by TCL in connection with the production of subsequent episodes and seasons of a Program, but shall not be cross-collateralized among the different Programs. For the purpose of calculating the Angel Corridor, the Breakeven Point across all future seasons of the Series (i.e., Season 4 and beyond) shall in no event exceed Forty-Eight Million Dollars ($48,000,000) in the aggregate. All Angel Corridor amounts in excess of the Breakeven Point with respect to a given Program (calculated on a Program-by-Program basis) shall be distributed to Angel. TCL agrees to provide Angel with an estimated production budget total for each Program season when known by TCL and available, solely for use by Angel to provide funding updates to viewers of the applicable Program on the Angel App.

c. Notwithstanding the foregoing to the contrary, the Parties agree that solely with respect to the planned Fathom Events theatrical release of the first two (2) episodes of Season 3 of the Series, Angel’s and TCL’s net receipts from such theatrical release (i.e., following each Party’s deduction of their respective out-of-pocket costs and expenses paid in connection with such release and exhibition and all promotion and marketing related thereto, including but not limited to all out-of-pocket print and advertising costs and any costs or expenses incurred in connection with any payments required to be made pursuant to any applicable Screen Actors Guild collective bargaining agreement arising from such theatrical release) shall be allocated and paid forty percent (40%) to Angel and sixty percent (60%) to TCL.

d. Notwithstanding the foregoing to the contrary, the Parties agree that solely with respect to the revenues derived from the Existing Distribution Licenses, all revenues (including Transition Proceeds) actually received by TCL, Angel or the CAM in accordance with the provisions of Paragraph 1.g., above, shall be allocated and paid forty percent (40%) to Angel and sixty percent (60%) to TCL.

8

e. Notwithstanding the foregoing to the contrary, the Parties agree that solely with respect to TCL Gross Revenue derived from use of “The Chosen” brand or related marks, which use is not in connection with a “Program” or “Programs” (as defined above) and which use is not subject to any revenue share under any other provision of this Agreement, Angel shall be entitled to receive an amount equal to ten percent (10%) of all such TCL Gross Revenue (which, for the avoidance of doubt, shall not include any amounts designated for producing, directing or other services in connection with such use) actually received by TCL solely attributable to such use. If “The Chosen” brand appears on-screen on any such third-party use, Angel shall be accorded a credit on screen in substantially the form of “In Association With Angel Studios” (which credit may be shared).

f. The Parties agree that they shall execute a CAMA consistent with the provisions set forth herein within thirty (30) days of the Effective Date or such longer time period as required by TCL. In the event that Angel fails or refuses to execute such CAMA within five (5) business days following the date upon which TCL provides notice that TCL is prepared to execute such CAMA, then (i) TCL shall have the right to do so in Angel’s name, place and stead, and (ii) TCL shall have the right, power and authority to issue Payment Directions to each of the Existing Distribution License holders, in Angel’s name, place and stead; and for purposes of each of (i) and (ii) above, and in the event of such failure by Angel to execute the CAMA, Angel hereby irrevocably appoints TCL as Angel’s attorney in fact with full power to execute, acknowledge and deliver such CAMA and such Payment Directions, which powers are each coupled with an interest. TCL shall promptly provide Angel with copies of all such documents executed by TCL on Angel’s behalf, provided inadvertent failure to do so shall not be deemed a breach by TCL.

3. Existing Merchandising Inventory/Customer Support: As soon as reasonably practicable following mutual execution of this Agreement, and so as not to be disruptive to the Parties’ vendor and customer relationships, (a) Angel will irrevocably assign and transfer to TCL full ownership and control of all social media accounts (e.g., YouTube, Facebook, Instagram) and domain names and uniform resource locator (URL) addresses related in any way to the Series and will provide to TCL all helpdesk data information necessary to provide continuity to support the Series audience, (b) TCL agrees to purchase from Angel all of Angel’s existing Series-based merchandise inventory, at Angel’s documented and verified cost paid by Angel for such inventory, and (c) TCL shall take over the handling of customer support inquiries received at help@thechosen.tv. TCL will also take over the fulfillment, warehousing and processing operations for the www.TheChosenGifts.com URL but will be required to create a new e-commerce store for TCL’s own operations. Angel irrevocably assigns and transfers to TCL full ownership and control of all Program-related artwork and copy used in connection with Angel’s e-commerce store and all Program-related advertising, marketing and promotional materials related thereto including, without limitation, all copyrights therein and thereto (which assignment shall be included in the Short Form Assignment attached hereto as Schedule 2). Angel agrees to provide all materials and information necessary to effect the transition to TCL of the matters set forth in this Paragraph 3 on or before the Transition Date (as defined below), including, without limitation, a copy of all Program-related customer names and email addresses from Angel’s TheChosenGifts.com Shopify store (including, without limitation, the Feeding of the 5K e- commerce store) as of and up to the Transition Date. Angel shall take all steps necessary to transfer and assign full ownership of the domain names for www.thechosen.tv, help@thechosen.tv, and www.TheChosenGifts.com and any other domain names related to the Programs, other than Angel-branded domain names and URL addresses.

9

4. Credit: Angel will be accorded a presentation credit in first position (subject to the practices and policies of any applicable third party distributor; provided that this exception shall not apply to the position on the Chosen App and on the Angel App) on-screen on all Programs which are produced and owned by TCL, which credit shall be in the form of “An Angel Studios Original”, and which credit may be shared but which shall be no less favorable in terms of size and prominence than the credit accorded to L&F (or any TCL production company successor, hereinafter “TCL Production Company Credit”). Angel shall also be accorded its animated logo in first position on screen, subordinate only to the applicable third party distributor’s animated logo, if any (provided that this exception shall not apply to the position on the Chosen App and on the Angel App). Angel’s static logo shall also appear on screen in last position on all Programs and wherever else a company logo in addition to TCL’s logo appears in connection with the Programs, including but not limited to, all Program-related event print and other Program-based promotional materials. No casual or inadvertent failure by TCL, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall Angel seek or be entitled to injunctive or other equitable relief for breach of any of the credit/billing requirements hereof. TCL agrees, upon receipt of written notice from Angel specifying any failure to accord such credit, to take prompt, commercially reasonable steps to prospectively cure such failure, but TCL will be under no obligation to recall any printed materials, ads, or other materials. Angel shall have the right to remove its “Angel Studios Original” credit from the Programs without the prior written consent of TCL. Angel shall provide TCL thirty (30) days’ prior written notice of need to remove such credit from all Programs produced from and after TCL’s receipt of such notice.

5. Re-Branding and Transfer of App; Customer Perks; Customer Data and Indemnity:

a. Angel agrees that it will, as of December 4, 2022 (or such later other date as TCL may designate, the “Transition Date”), re-name, re-brand and merge the existing “The Chosen” app into the Angel-branded Angel App without the use of the words “The Chosen” or “Chosen” (regardless of capitalization) in the name or title of the Angel App in the Apple App Store and/or the Google Play Store and/or the Apple TV App Store (or their respective successors, if any) (each, an “App Store”); provided, however, in the event and at all times during which the Chosen App is in a superior position to the Angel App in an App Store as a result of an App Store organic search using only the search words “The Chosen” or “Chosen” (regardless of capitalization), Angel may include the words “The Chosen” as part of the subtitle or short description of the Angel App in the applicable App Store. The foregoing sentence is not intended to restrict Angel’s use of the words “The Chosen” or “Chosen” in paid advertisements. TCL, Dallas Jenkins (“Jenkins”) and Angel will coordinate with each other regarding the rebranding and transition of the apps which will include live-streams in which Jenkins will encourage audiences to access the Series on both the new Angel App and the new Chosen App. The Parties agree to report their respective app and other viewership numbers for each Program to each other on a monthly basis (including estimated historical unique viewers to the extent available). Upon execution hereof, Angel shall deliver to TCL the vested perks information for all customers who have unfulfilled “pay-it-forward” obligations. TCL shall have prior written approval of the minimum levels of “pay-it-forward” contributions and associated customer perks for which TCL will be responsible for fulfilling (e.g., credits, set visits, meet-and-greets, walk-on parts, and appearances as extras). Any perks approved by TCL prior to the Effective Date as listed in Schedule 5 attached hereto shall be deemed approved. Angel will timely provide TCL with all reasonably necessary information in order to fulfill such approved perks. Any early access perks granted to any of Angel’s customers shall be on a day-and-date basis with any early access perks granted to customers by TCL (or its assignee, licensee or designee). Angel and TCL shall have pricing parity on early access perks. Angel shall transfer to TCL and take all steps necessary to transfer and assign full ownership to TCL of primary name and/or branding for “The Chosen” app including, without limitation, “The Chosen” domain name, streaming and mobile names and websites and addresses.

10

b. The Parties agree that TCL shall not launch its version of the Chosen App until the later of (i) the Transition Date (or such other later date as TCL may designate), and (ii) the date on which TCL commences a distribution to the holders of the Series A Preferred Units in TCL in an amount equal to 120% of each such holder’s purchase price for such units, which distribution shall be subject to, and conditioned upon, compliance with applicable law and the terms of TCL’s Amended and Restated Operating Agreement dated as of March 6, 2018, as subsequently amended on April 26, 2018, May 1, 2018 and August 25, 2020, and/or the organizational documents of any successor-in-interest to TCL.

c. The Parties agree that, commencing on the launch of the Chosen App (the “Separation Date”), neither party shall be required to share with the other party any customer- related information or metadata that is collected, acquired or used by the party’s respective app (e.g., TCL for the Chosen App, and Angel for the Angel App) on or after the Separation Date.

d. With respect to its distribution of the Programs and the operation of the Angel App, Angel will comply with all Digital Data Protection Laws (defined herein). For any Program-related customer data retained by Angel, or collected by Angel after the Separation Date (including via the Angel App), Angel shall indemnify and hold harmless TCL for any violation by Angel (including any hacking of Angel or breaches of customer information held by Angel) of any digital customer privacy law violations or breaches by Angel (or permitted by Angel) (including without limitation, compliance with the California Consumer Privacy Act of 2018; the California Consumer Protection Act of 2020; the EU General Data Protection Act; the Virginia Data Protection Act and the Colorado Privacy Act [the “Digital Data Protection Laws”]).

11

6. Press Releases: TCL agrees to include mention of Angel in any press releases specifically related to the Series and the Chosen Derivative Programs (as opposed to TCL corporate and other general press releases in which the Series or Chosen Derivative Programs are incidentally mentioned), provided that the form of such mention shall be in the sole discretion of TCL and shall include Angel’s bio if TCL includes Loaves and Fishes’ (or successor’s) bio. No casual or inadvertent failure by TCL, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall Angel seek or be entitled to injunctive or other equitable relief for breach of any of the requirements of this paragraph.

7. Livestreams/Calls to Action: All livestreams (e.g., on You Tube, Facebook, etc.) (“Livestreams”) by TCL to promote the Series will be made available for simulcast on the Angel App, and in any “watch” “calls-to-action” presented during such Livestreams, both the Chosen App and the Angel App will be mentioned as destinations where the audience can watch such Programs releases. TCL agrees that it will, prior to TCL’s release of its new Chosen App, replace all Series Season 1 recorded livestreams currently available on YouTube with new versions thereof containing calls-to-action directing the audience to both the Angel App and the Chosen App. No casual or inadvertent failure by TCL, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall Angel seek or be entitled to injunctive or other equitable relief for breach of any of the requirements of this paragraph. Angel shall take down and remove access to any Livestreams as and when such Livestreams, respectively, are taken down by TCL (TCL shall provide reasonable written notice of the take- down of any such Livestreams to Angel).

8. Ownership of Programs: Angel acknowledges and agrees that TCL does and at all times shall solely and exclusively own throughout the world in perpetuity all rights of every kind and nature in and to the Programs and all elements thereof, along with all marketing, advertising and other promotional materials related thereto, and including without limitation all copyrights in all of the foregoing (which shall at all times vest in TCL as the “author” of the Programs and all such materials), all rights in and to all underlying material on which the Programs are based along with all subsidiary and ancillary rights therein and thereto, and all components of the Programs (including, without limitation, all related trademarks) along with all subsidiary and ancillary rights therein and thereto, with the sole and exclusive right to distribute and otherwise market and exploit the Programs and all components thereof in any and all manner and media now known or hereafter devised, throughout the universe, in perpetuity, in all languages, whatsoever as TCL may determine. All rights of every kind and nature in the Programs not expressly licensed to Angel hereunder are expressly reserved by TCL.

9. Security Agreement: As an express condition and material inducement to enter into this Agreement Angel hereby grants TCL a first priority lien and security interest in and to all of the rights licensed to Angel hereunder. Angel shall, concurrently with the execution of this Agreement, execute the Copyright Mortgage and Security Agreement attached hereto as Schedule 3 whereby Angel grants TCL a first priority lien and security interest in and to all of the rights licensed to Angel hereunder and the Collateral (as such term is defined in Schedule 3) in order to secure all of TCL rights and entitlements hereunder, together with any additional ancillary documents reasonably necessary to perfect TCL’s security interest (including, without limitation, in accordance with the Uniform Commercial Code and any applicable local law security documentation) and TCL shall be entitled file and record such documents in order to perfect its security interest hereunder.

12

10. Representations and Warranties:

a. Each Party to this Agreement represents and warrants to the other Party as follows: (i) that such Party has the full right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) that the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, does not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; and (iii) that when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

b. In addition to the representations and warranties set forth above, TCL represents and warrants to Angel as follows: (i) the rights granted hereunder shall be free and clear of all claims, liens, encumbrances, demands and other third party rights of any nature (apart from applicable and customary guild liens) which would conflict with the rights licensed hereunder; (iii) that the License granted under this Agreement to Angel and Angel’s exercise of its rights thereunder as provided herein will not infringe in any manner any third-party rights, including, without limitation, intellectual property rights; and (iv) that the performance rights for music embodied in the Programs are controlled by ASCAP, BMI, SESAC, GMR or a performing rights society having a reciprocal agreement with any of the foregoing.

c. In addition to the representations and warranties set forth elsewhere herein, Angel represents and warrants to TCL as follows: (i) Angel’s authorized use of the Programs in the Angel App shall not infringe any third-party right, including any intellectual property right; (ii) Angel has not entered into or made, and will not enter into or make, any agreement, including, without limitation, with any sub-licensee, that will interfere or conflict with any of TCL’s ownership or other rights in and to the Programs; (iii) any information provided to TCL pursuant to Paragraphs 3 and 5 above shall not violate Angel’s or any third-party right, including, without limitation, any privacy, proprietary or intellectual property right; (iv) Angel shall be solely responsible for any and all performance rights licenses and amounts due to ASCAP, BMI, SESAC and GMR for music embodied in the Programs and controlled by ASCAP, BMI, SESAC or GMR, or a performing rights society having a reciprocal agreement with the foregoing, arising from Angel’s exhibition of the Programs pursuant to this Agreement; (v) that Angel shall comply with all government regulations, laws and administrative requirements related to Angel’s media and programming services; (vi) if copies of the Programs bear any copyright and/or trademark notices, they shall not be deleted or altered by Angel; and (vii) Angel represents and warrants that there are no distribution licenses in effect other than the Existing Distribution Licenses set forth in Schedule 4 attached hereto and that none of such Existing Distribution Licenses are for rights to Programs other than Season 1 or Season 2 of the Series, except for the Fathom License.

13

11. Indemnification:

a. TCL agrees to defend, indemnify and hold harmless Angel and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party demand or claim arising from any breach of a representation or warranty of TCL contained herein.

b. Angel agrees to defend, indemnify and hold harmless TCL and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party demand or claim arising from (i) Angel’s exploitation of NFTs, any advertising, marketing, promotional or other materials created by Angel, (ii) any activities or omissions of any sub-licensees and/or sub-distributors inconsistent with the terms of this Agreement, whether prior to or after the Effective Date, and/or (iii) any breach of a representation or warranty of Angel contained herein.

c. Each party’s indemnification obligations under this section are hereby expressly conditioned on the following: (i) the party requesting indemnity (“Indemnified Party”) provides the purported indemnifying party (“Indemnifying Party”) with prompt written notice of any such claim; and (ii) the Indemnified Party permits the Indemnifying Party to control the defense of such action, with counsel chosen by the Indemnifying Party (who will be reasonably acceptable to Indemnified Party); and (iii) Indemnified Party provides the Indemnifying Party with any reasonable information or assistance requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect to which the Indemnified Party is or could be indemnified hereunder unless such settlement either (A) includes an unconditional release of the Indemnified Party from all liability on all claims that are the subject matter of such proceeding or (B) is consented to in writing by the Indemnified Party (which consent shall not be unreasonably withheld).

12. Confidentiality: TCL and Angel shall keep confidential and retain in the strictest confidence and shall not disclose to any third party any of the terms of this Agreement without the written consent of the other, except (a) as required by law; (b) to enforce a party's rights hereunder; (c) to a party's attorneys, accountants, agents, investors, potential investors, financiers (including, without limitation, [***CAS***] and their representatives), and other professional representatives who agree to be bound to the confidentiality obligations of this provision or (d) in connection with any third party participations, accounting and audit rights, SEC or other disclosure requirements and tax and other reporting requirements. The provisions of this paragraph shall survive any termination or expiration of this Agreement. For clarity, nothing in this Agreement shall be deemed to interfere with each Party's obligation to disclose any information pursuant to any audits or reporting or disclosure requirements or to report transactions with the appropriate governmental, taxing, and/or registering agencies.

14

13. Morals: As a material inducement to enter into this Agreement, the Parties (including the Parties’ respective officers, directors, and senior executives) each agree, covenant, warrant, and represent to the other that, on and after the Effective Date, they will not commit (1) a misdemeanor of moral turpitude that is punishable by a prison term of at least 6 months or a felony (regardless of the length of prison term associated with such offense), or (2) any act which cannot be reasonably cured which can reasonably be considered by contemporary community standards to be immoral, deceptive, scandalous, or obscene that is likely to cause public ridicule or disapproval or otherwise negatively affect the reputation and goodwill associated with the other Party; or which would subject the Programs or the Program-related trademarks to public ridicule or disapproval, or uses thereof which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner.

14. Termination for Breach: In the event that one party commits any material breach of any of its obligations under this Agreement, the non-breaching party may give the breaching party written notice of such breach, specifying the nature of the breach claimed by the non- breaching party. If within thirty (30) days from receipt of such notice (or ten (10) business days for monetary breaches) the breaching party has not cured such breach, then the non-breaching party may terminate this Agreement upon five (5) business days’ written notice to the breaching party. It shall constitute a breach of this Agreement in the event, subsequent to the Effective Date of this Agreement, (a) a Party files, or in the event there is filed against a Party, a petition under any bankruptcy or insolvency or creditor’s rights law, which, in the case of an involuntary filing, is not dismissed within 120 days; or (b) a Party consents to or becomes the subject of a court decree or order (1) under any bankruptcy law or (2) appointing a receiver (liquidator, assignee, trustee, or similar person or entity) with respect to such party or with respect to any substantial part of its property, or (3) ordering the winding up or liquidation of its affairs; or (c) in the event the other Party admits in writing its inability to pay its debts as they become due, is insolvent or makes a general assignment for the benefit of its creditors.

15. Injunctive Relief: Angel’s remedies for any breach of this Agreement shall be solely pursuant to the provisions of Paragraph 19, below. Angel hereby expressly waives any right to seek injunctive or other equitable relief, and under no circumstances shall Angel have the right to interfere with the ownership or enjoin and/or prohibit any distribution or exploitation of the Programs or any of TCL’s rights therein. Angel acknowledges and agrees that in the event of any material breach of this Agreement by Angel, TCL would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that TCL, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to seek injunctive and/or other equitable relief to prevent material breach of this Agreement and Angel agrees to waive, and to cause its representatives to waive any requirement for the securing or posting of any bond in connection with such remedy(ies).

15

16. Assignment:

a. Except as set forth below, Angel may not assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of TCL. Any purported assignment made contrary to the terms of this Agreement (including, without limitation, any assignment for the benefit of creditors, or assignment to a trustee pursuant to any bankruptcy or insolvency) shall constitute a breach hereof and shall be void ab initio; and TCL, in any event, shall not be obligated to accept any executory performances from, or render any executory performances to, any purported assignee of this Agreement in bankruptcy. Notwithstanding the foregoing, Angel may assign this Agreement to a creditworthy person or entity so long as (i) such acquiror simultaneously acquires all or substantially all of the business or assets of Angel, whether by asset purchase, equity purchase, merger, consolidation or otherwise, subject to such assignee assuming all of Angel’s obligations hereunder (including owing to third party beneficiaries), (ii) such acquiror is solvent and creditworthy by customary financial and legal analysis with respect to having sufficient pro form cash flow, pro forma capital and pro forma balance sheet strength, to conduct and finance all of the obligations of Angel hereunder pro forma for such acquisition, and (iii) such acquiror assumes all obligations to TCL hereunder in writing.

b. TCL may assign this Agreement or any of its rights hereunder to any successor-in-interest or to any third party without restriction.

17. Further Documents: The Parties shall sign such documents and do such other acts and deeds consistent herewith as may be reasonably necessary to further evidence or effectuate each Party’s respective rights and entitlements hereunder. If Angel fails to execute and deliver any such document following a reasonable period for review and comment (not to exceed five (5) business days) after receipt of TCL’s written request, TCL shall have the right to do so in Angel’s name, place and stead, and Angel hereby irrevocably appoints TCL as attorney in fact with full power to execute, acknowledge, deliver and record in the U.S. Copyright Office or elsewhere any and all such documents, which power is coupled with an interest. TCL shall promptly provide Angel with copies of all such documents executed by TCL on Angel’s behalf, provided inadvertent failure to do so shall not be deemed a breach by TCL.

16

18. Notices: All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been given, if such notice is provided as follows: (i) by deposit with the United States mail, certified, return receipt requested, upon deposit with a nationally recognized overnight carrier; (ii) by personal delivery; or (iii) by electronic mail. Rejection or other refusal to accept or inability to deliver because of a changed address or email address of which no notice has been received shall also constitute service of notice. The Parties may change their respective addresses by sending written notice to the other Parties in accordance with the foregoing; however, no written notice of change of address shall be effective until the date of receipt thereof. Physical and email addresses for the notices are as follows:

If to TCL:

The Chosen, LLC

4 South 2600 West, Suite 5

Hurricane, Utah 84737

Attn: Derral Eves

Email: derral@thechosen.tv

Foley & Lardner LLP

95 South State Street, Suite 2500

Salt Lake City, Utah 84111

Attn: David Jordan

Email: djordan@foley.com

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, California 90067

Attn: Andrew Kramer

Email: akramer@loeb.com

If to Angel:

Angel Studios, Inc.

295 West Center Street

Provo, Utah 84601

Attn: Neal Harmon

Email: neal@angel.com

Call & Jensen, APC

610 Newport Center Dr., Ste. 700

Newport Beach, CA 92660

Attn: Mark Eisenhut

Email: meisenhut@calljensen.com

In addition, any notice provided hereunder shall also be sent to any TCL Assignee (as defined herein) at the address that either TCL, or any such TCL Assignee, may provide from time to time the parties hereunder.

17

19. Binding Arbitration: Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by private, confidential binding arbitration as provided by the Federal Arbitration Act (or, if inapplicable, by similar state statute) in Salt Lake City, Utah, before one arbitrator. The arbitrator shall be selected by application of the rules of the American Arbitration Association (“AAA”) or other formal arbitration rules mutually agreed upon by the Parties. No Party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. In the event a Party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other Party is entitled to costs of suit, including reasonable attorneys’ fees for having to compel arbitration or defend or enforce an award. Judgment on the award may be entered in any court having jurisdiction. The underlying award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an underlying award, as defined by Rule A-3 of the Appellate Rules, by filing a Notice of Appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. Any assignee, transferee, licensee or lienholder of TCL (a “TCL Assignee”) of any rights in or to the Series or the Programs shall be an intended beneficiary of the foregoing mandatory arbitration provisions. Any such TCL Assignee may, by written notice to Angel and TCL, become bound by the foregoing mandatory arbitration provisions with respect to its rights in and to the Series and/or the Programs. Any such election by a TCL Assignee shall bind Angel and TCL to such mandatory arbitration with such TCL Assignee with respect to any matter or conflict arising under or related to the rights of the TCL Assignee, or related to the rights set forth in this Agreement. Angel and TCL shall each execute such further documentation as may be requested by a TCL Assignee as may be necessary to bind TCL and Angel to such mandatory arbitration provisions. In the event any action is brought by any Party hereto to enforce any aspect of this Agreement, the prevailing Party in any such enforcement action shall be entitled to reasonable attorneys’ fees and costs, in addition to all of the relief to which that Party may be entitled.

20. Miscellaneous:

a. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, applicable to contracts entered into and performed entirely therein, without regard to any conflict of law principles.

18

b. This Agreement constitutes the parties’ entire understanding with respect to the subject matter hereof and it supersedes all prior statements, negotiations, agreements and understandings between or among the parties, whether oral or written (and including respecting any third party or third party beneficiary). Other than as specifically set forth in this Agreement, no other purported agreement, statement, negotiation, assurance, inducement, understanding or promise between or among the parties relating to the subject matter of this Agreement shall be valid or binding, nor provide any remedy to any party. This Agreement shall be deemed jointly drafted by the parties. The parties acknowledge that in entering into this Agreement they have not relied and will not in any manner rely upon any other agreements, other than those agreements specifically set forth in this Agreement or in any agreements referred to therein. No person, whether or not an officer, agent, employee or representative of any party hereto, has made for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement. This Agreement can be amended only by a written instrument signed by the parties. Each provision of this Agreement will be considered separate and severable, and in the event that any such provision is held to be invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions will continue to be in full force and effect without being impaired or invalidated in any way. This Agreement, and all rights and obligations hereunder, will be binding on and inure to the benefit of the parties hereto and their respective successors, licensees, assigns, parents, affiliates and subsidiaries.

c. The failure of any Party at any time or times to demand strict performance by another Party of any of the terms, covenants, or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof. Any Party may by written notice, at any time, demand strict and complete performance by the other Party of the terms, covenants, and conditions of this Agreement. A waiver shall only be effective if set forth in writing and signed by the Party to be charged with such waiver. No notice or demand on any Party shall entitle it to any further notice or demand in similar or other circumstances.

d. This Agreement may be signed in counterparts and PDF documents and photocopies may be used as an original. Signatures of the parties so transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes. The exchange of copies of this Agreement and of signature pages by PDF or other electronic means from which a paper replica can be generated shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

AGREED AND ACCEPTED:

THE CHOSEN, LLC		ANGEL STUDIOS, INC.

By:	/s/ Derral Eves	By:	/s/ Neal Harmon

Its:	Manager	Its:	CEO

19